EXHIBIT 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN OIL & GAS INC.
     American Oil & Gas Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada, does hereby certify on this 17th day of December, 2010 as follows:
     FIRST: The name of the Corporation is:
Hess Bakken Investments I Corporation
     SECOND: The address of the Corporation’s registered office in the State of Nevada is c/o The Corporation Trust Company of Nevada, 311 South Division Street, Carson City, Nevada 89703. The name of the Corporation’s registered agent at such address is The Corporation Trust Company of Nevada.
     THIRD: The total number of shares of all classes of capital stock that the Corporation has authority to issue is one hundred (100) shares, consisting of one hundred (100) shares of common stock, par value $0.01 per share (the “Common Stock”). Except as otherwise required by law or expressly provided in this Articles of Incorporation, (i) each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical to each other share of Common Stock in all respects as to all matters and (ii) all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation. There shall be no cumulative voting.
     FIFTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.
     FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.
     SIXTH: The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.
     SEVENTH: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Nevada Revised Statutes as from time to time in effect.

     1. A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the Nevada Revised Statutes, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to said Nevada Revised Statutes that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.
     2. The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation’s By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation’s By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the Nevada Revised Statutes that does not have retroactive application shall limit the right of Directors and Officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.
     3. Expenses incurred by any person who may have a right of indemnification under this Article in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount where the Director, Officer, employee or agent defendant has been adjudged to have engaged in intentional acts of willful misconduct, acts or omissions not in good faith, or acts or omissions which are knowing violations of law.
     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon stockholders, Directors and Officers are granted subject to this reservation.
* * * * *

     IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation has been executed by the Secretary of the Corporation on the date first written above.

/s/ George C. Barry
George C. Barry
Secretary